GAS SALES AND PURCHASE AGREEMENT

KNOW ALL MEN BY THESE PRESENTS:

This Gas Sales and Purchase Agreement (hereafter “Agreement”) made and entered into by and between:

PNOC EXPLORATION CORPORATION, a corporation duly organized and existing under and by virtue of Philippine laws and a subsidiary of the Philippine National Oil Company, a government-owned and controlled corporation created under P.D. No. 334, as amended, with principal office at Building 1, Energy Center, Fort Bonifacio, Taguig City, Metro Manila, represented herein by its President and Chief Executive Officer, Mr. RAFAEL E. DEL PILAR, who is duly authorized to represent it in this Agreement, and hereinafter referred to as ”SELLER”; and

and

ENERGTEK PRODUCTS LTD., a company duly organized and existing under the laws of Israel, with address at 94 Em Hamoshavot, St., Park Azorim, Alon Building, Tower A, 7th Floor, Petach Tikva 49527, Israel, represented by its President and Chief Executive Officer, Mr. LEV ZAIDENBERG (hereinafter also referred to as the "BUYER).

(SELLER and BUYER are hereafter referred to collectively as “Parties” and individually as “Party”).

WITHNESSETH: That-

A.
WHEREAS, SELLER, as the oil and gas exploration and production arm of the Philippine National Oil Company, is at the forefront of efforts to realize the Philippine government’s goal of assuring viable energy supply for the country and has been actively engaged in the search for indigenous sources of energy since its establishment in 1976.

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B.	WHEREAS, SELLER operates the San Antonio Gas Power Project (“SAGP”), located in Echague, Isabela under Service Contract No. 37 (SC37), granted by the Department of Energy on July 18, 1990.

C.
WHEREAS, SAGP is involved in the extraction and production of natural gas from the Reservoir through gas production facilities (“Gas Plant”) and utilization of such natural gas as fuel to generate electricity through power generation facilities (“Power Plant”).

D.
WHEREAS, SELLER expects to cease the operations of the Power Plant when the Gas Plant can no longer supply the natural gas requirements of the Power Plant due to the declining pressure of the Reservoir

E. WHEREAS, the BUYER, has the technology and experience in the usage of Natural Gas for transportation vehicles and after conducting due diligence on the reservoir and facilities of SELLER, has expressed its interest to put up and operate gas filling facilities at its sole risk, using its proprietary technology to supply the remaining or residual volume of natural gas in the San Antonio gas reservoir to the transport sector within the area.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1. DEFINITION OF TERMS

“Billing Period” shall mean the time interval from 10:00AM on the twentieth (20th) day of the current month to 10:00 AM on the twentieth (20th) day of the following month where Parties shall read the Fiscal Meter and accumulate data needed for the purpose of billing Natural Gas delivered to BUYER.

"Delivery Facilities" shall mean such wells, onshore gas production and processing facilities, Compressed Natural Gas (CNG) Refilling station, and other existing facilities located in Echague, Isabela, necessary for SELLER to produce from the Reservoir and tender for delivery to the BUYER at the Delivery Point the quantities of Natural Gas which may be required to be tendered for delivery under this Agreement and to process any associated liquids.

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“Delivery Point” refers to the point in the San Antonio gas production facilities where the first flange coupling/connector after the CNG Refilling Station is located.

"Department of Energy" and its abbreviation "DOE" shall mean the Department of Energy of the Republic of the Philippines created under Republic Act No.7638 or any successor thereof from time to time.

“Fiscal Meter” refers to the gas meter installed at the Gas Plant which shall be the basis for determining the quantities of Natural Gas delivered to the BUYER for billing and payment purposes.

“Natural Gas” shall mean any hydrocarbons or mixture of hydrocarbons and other gases consisting primarily of methane from the Reservoir produced by the Delivery Facilities.

“Reservoir” refers to the currently producing natural gas-bearing underground rock formation located in Echague, Isabela under Service Contract 37

2. SCOPE OF AGREEMENT

2.1. This Agreement shall refer to the sale of Natural Gas by SELLER to BUYER.

3. AGREEMENT FOR SALE AND PURCHASE

3.1. SELLER shall sell and tender Natural Gas for delivery to the BUYER and the BUYER shall purchase and take from SELLER Natural Gas on the terms and subject to the conditions specified in this Agreement. Any of the provision of this Agreement to the contrary notwithstanding and for the avoidance of doubt, it is hereby understood that:

a)	SELLER shall operate the Gas Plant;

b)	SELLER does not guarantee the quality or total volume of Natural Gas that will be supplied;

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c)	BUYER does not commit to buy Natural Gas on a “take-or-pay” basis

3.2. SELLER shall sell and tender Natural Gas for delivery to the BUYER on a best efforts basis and does not guarantee the volumes or qualities of Natural Gas to be delivered at any given time. SELLER shall, on a current basis, provide to the BUYER information regarding the state of the Reservoir.

3.3. Notwithstanding the specifications of the Natural Gas as provided in Annex 2 or any other provision of this Agreement, SELLER does not guarantee the specifications and quality of Natural Gas. For avoidance of doubt, BUYER shall be deemed to have accepted the quality of Natural Gas once it passes through the Delivery Point. SELLER shall not be liable to BUYER, customers of BUYER, or other third persons for any incident or event directly or indirectly arising from, or in connection with the quality of Natural Gas.

3.4. Notwithstanding the provisions of Section 9, title to and risk of loss of or damage caused to BUYER, its customers or other third parties by the Natural Gas delivered under the terms of this Agreement shall pass to the BUYER upon delivery of the Natural Gas at the Delivery Point.

3.5. Notwithstanding Section 3.2, all additional facilities or equipment, such as but not limited to compressors and filters, to be installed to meet the requirements of the BUYER (“Additional Facilities”) shall be at the cost of the BUYER, owned by the BUYER and subject to the BUYER’s will. The Additional Facilities shall conform to International Organization for Standardization (ISO) standards or equivalent, and as applicable, shall be duly certified by competent Philippine authorities.

3.6. SELLER undertakes to provide proper maintenance of the Delivery Facilities.

3.7. BUYER shall be allowed access to the Delivery Facilities to install, maintain and operate Additional Facilities as described in Annex 3 upon written consent of the SELLER, provided that such written consent shall not be withheld if the BUYER has demonstrated the necessity, safety and integrity of such Additional Facilities to the reasonable satisfaction of the SELLER.

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3.8. The Parties shall cooperate in order to secure all the necessary approvals from any governmental authority or any local authority for the fulfillment of this Agreement, including but not limited to the usage of the Delivery Facilities and the installation and usage of the Additional Facilities.

4. PERIOD OF AGREEMENT

4.1. Subject to Section 12 hereof, this Agreement shall come into force and effect on the date it is executed by the Parties (the "Effective Date") and shall terminate upon the occurrence of the earlier of the following:

(a)	Upon BUYER and SELLER determining that the Delivery Facilities are no longer capable of producing a reasonable amount of Natural Gas ;

(b)	When the Parties agree in writing to terminate the Agreement;

(c)
Either Party may terminate this Agreement upon a breach of the material obligations, warranties and representations of the other Party under this Agreement that is not cured by the other Party within 30 days after receiving written notice from the first Party of such breach

5. TERMS OF PAYMENT

5.1. All Natural Gas delivered or to be paid for under this Agreement shall be paid for at the Prevailing Contract Price (“P1”) which shall be applied to the quantities of the Natural Gas delivered as provided in Annex 1. The Prevailing Contract Price and the interest rates as per clauses 5.5 and 5.6 shall be reviewed by both Parties at least on a semi-annual basis. The Parties shall respect the Prevailing Contract Price unless substantial changes occur in the cost of maintaining and operating the Delivery Facilities that would justify the increase in the Prevailing Contract Price. The Parties shall consider the interest rates taking into account the interest rates charged in the Philippines for dollar loans over a relevant period as agreed by the Parties.

5.2. Computation of Payments and Adjustments

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The payments set forth in Section 5.1 above shall be computed at the end of each Billing Period. SELLER and BUYER representatives shall jointly read the Fiscal Meter installed and certify in writing the Fiscal Meter reading for billing and payment purposes. Such certification shall be conclusive upon the Parties. The provisions of Article 5 shall be the bases for an invoice to be prepared by SELLER. Within five (5) calendar days from the last day of the Billing Period, SELLER shall submit to BUYER such invoices which shall be due and payable on the last day of the month immediately following the Billing Period. Delay in the submission of such invoice beyond five (5) calendar days will automatically extend the due date equivalent to the number of days of delay.

5.3. Taxes

All amounts payable to SELLER pursuant to Section 5 shall be paid as required in Section 5.2. BUYER may deduct and withhold from all payments to SELLER such taxes or charges required by law and applicable withholding tax regulations to be deducted therefrom, which shall be separately stated in all invoices.

5.4. Payments to be Free of Set-Off

Except for the adjustments mentioned in Section 5.2 and the withholding tax under Section 5.3 of this Agreement, all payments made by BUYER under this Article shall be made free and clear of, and without any deduction for or on account of, any set-off, counterclaim, tax, fees or charges paid by BUYER.

5.5.	Disputed Invoices

If BUYER disputes the amount specified in any invoice, BUYER shall so inform SELLER within seven (7) business days of receipt of such invoice. If the dispute is not resolved by the due date, BUYER shall pay the undisputed amount on or before such date and the Parties shall immediately meet to discuss the disputed amount, which shall be settled within fourteen (14) business days from the due date of such invoice together with interest of 12% per annum, without prejudice, however, to the final outcome of the negotiation. For the avoidance of doubt, the disputed amount shall not be considered an overdue account until such dispute is resolved.

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5.6. Interest on Overdue Payments

An account that has remained unpaid after the due date shall be considered an overdue account. All overdue accounts shall be charged with interest penalty of 18% per annum for the duration of time the account has remained overdue

5.7. Remittance of Payments

Payments to SELLER shall be remitted to a bank account as per the notice to be provided by SELLER to BUYER.

6. FORCE MAJEURE

6.1. No failure or omission to perform, carry out or observe any of the terms, provisions or conditions of the Agreement shall give rise to any claim by a Party hereto against the other Party or be deemed to be a breach of the Agreement if the same shall be caused by or arise out of any of the Force Majeure relevant to the area of San Antonio as hereinafter enumerated:

any war, declared or not; hostilities, riots or belligerence, blockade, revolution, insurrection, riot, public disorder, insurgency; rationing or allocation, whether imposed by law, decree or regulation, or by compliance of industry at the insistence of any governmental authority; or fire, unusual flood, earthquake, volcanic activity, storm, typhoons, lightning, tide (other than normal tides), tsunamis, unusually severe weather conditions, perils of the sea, accidents of navigation or breakdown or injury of vessels, accidents to harbors, docks, canals or other assistance to or adjuncts of shipping or navigation; epidemic, quarantine, strikes or combination of workmen, lockouts or other labor disturbances, or any other event, matter or thing, wherever occurring, which shall not be within the reasonable control of the party affected thereby; (i.e., unexpected lower gas potential or quality, diminishing gas reserves, social and environmental concerns, etc.)

Provided, however, that:

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(a)
The Party invoking Force Majeure shall notify the other Party as soon as reasonably possible of the nature of the Force Majeure and the extent to which the Force Majeure suspends the affected Party’s obligations under this Agreement;

(b)	The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(c)	The non-performing Party shall use its best efforts to remedy its inability to perform and resume performance of its obligations as soon as the Force Majeure condition no longer exists;

(d)	When the non-performing Party is able to resume performance of its obligations under this Agreement that Party shall give the other Party written notice to that effect;

(e)
The Force Majeure must not have been caused by or connected with any negligent or intentional acts, errors or omissions or failure to comply with any law rule, regulation, order, or ordinance or by any breach or default of this Agreement; and

(f)	A Party’s delay or failure to perform its obligations arising before the occurrence of Force Majeure shall not be excused by the later occurrence of such event.

6.2. Remedies

Except as otherwise provided, in no event shall any condition of Force Majeure extend this Agreement beyond its term. If any condition of Force Majeure delays a Party’s performance for a time period greater than ninety (90) calendar days, the Party affected by such Force Majeure may suspend this Agreement. If the Force Majeure prevents a Party’s performance for a period greater than one hundred and eighty (180) days, the Parties hereto shall meet to discuss the basis and terms upon which the arrangements set out in this Agreement may be continued. The Parties hereto shall consult with each other and take all reasonable steps to minimize the losses of either Party resulting from the Force Majeure.

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7. NOTICES

7.1. All notices under this Agreement shall be in writing and shall be given at such addresses or facsimile numbers as the Parties shall specify from time to time by notice. In the absence of any addressee's notice to the contrary, notices shall be given at the following addresses:

(a)	PNOC Exploration Corporation
Building 1, Energy Complex, Merritt Road
Fort Bonifacio, Taguig City
Metro Manila
Fax No.: +632-840-2348
For the attention of the President

(b)	Energtek Products Ltd
Dereh Em Hamoshavot 94
Petakh Tikva 49527
Israel

7.2. Either Party may, by written notice to the other, change the representative or the address to which such notices and communications are to be sent.

8. CONFIDENTIALITY

8.1. Except to the extent it shall otherwise be required under applicable laws and regulations, included but not limited to the requirements of the U.S. Securities and Exchange Commission, each Party shall keep strictly confidential any and all information concerning the transaction contemplated under this Agreement and any other information marked as “Confidential” (as may be classified as confidential information, hereafter “Confidential Information”) and shall not disclose the same to any third party and the Party’s officers and/or employees not directly involved in the Project.

8.2. The party receiving the Confidential Information (“Receiving Party”) may disclose the Confidential Information without the other Party’s (“Disclosing Party”) prior written consent to an Affiliated Company (as herein defined), provided that the Receiving Party guarantees the adherence of such Affiliated Company to the terms of this Agreement. “Affiliated Company” shall mean any company or legal entity which (a) controls either directly or indirectly the Receiving Party, or (b) is controlled directly or indirectly by the Receiving Party, or (c) is directly or indirectly controlled by a company or entity which directly or indirectly controls the Receiving Party. “Control” means the right to exercise 50% or more of the voting rights in the appointment of the directors of Affiliated Company.

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8.3. The Receiving Party shall be entitled to disclose the Confidential Information without the Disclosing Party’s prior written consent to the following persons or entities who have a clear need to know to enable the Receiving Party to perform its obligations under this Agreement:

(a)	employees, officers and directors of the Receiving Party;

(b)	employees, officers and directors of any of its Affiliated Companies (as defined);

(c)	any prospective partner or professional consultant or agent retained by the Receiving Party for the purpose of evaluating the confidential information; or

(d)
any bank or lending institution which is considering financing the Receiving party’s, or its Affiliated Company’s participation in the Project, including any professional consultant retained by such bank or lending institution for the purpose of evaluating the Confidential Information.

(e)	to the stock exchange on which a Party’s or its Affiliated Company's shares are listed, when so required by the rules and regulations of such stock exchange.

Prior to making any such disclosures to persons or entities under sub-paragraphs (c), and (d) above, however, the Receiving Party shall obtain an undertaking of confidentiality, from such person or entity, if so required by the Disclosing Party.

Notwithstanding Section 4, the confidentiality obligations set forth in this section shall terminate three (3) years after the termination of this Agreement.

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9. LIABILITY AND INDEMNITY

9.1 Pursuant to the provisions of Sec. 3.4, ownership of the Natural Gas is transferred from the Seller to Buyer after such Natural Gas passes through the “Delivery Point.” All risk of loss of any kind or nature whatsoever after the “Delivery Point” arising from the delivery, storage or usage of the Natural Gas shall be for the sole risk of the Buyer. Seller shall also not be liable to the Buyer, its customers or other third parties for the volume and quality of the gas.”

9.2  Except as expressly provided in this Agreement, the SELLER shall forego all claims against the BUYER and its Affiliated Companies and shall hold harmless and indemnify the BUYER and its Affiliated Companies against any and all liability in respect of any of the following insofar as caused by or arising in the course of performance or purported performance of this Agreement (whether or not involving the negligent act or omission of the BUYER and its Affiliated Companies, its directors or other officers, employees, agents, contractors, or sub-contractors) namely:

(a)	any death, injury or illness of any officer, employee, agent, contractor or sub-contractor of the Seller;

(b)	any physical loss or damage to the Delivery Facilities (and any loss including consequential losses associated with or arising from such loss or damage); or

(c)	any death, injury or illness of any third party or damage to the property of any third party occurring on or as a result of an accident involving any of the Delivery Facilities,

SELLER shall hold harmless and indemnify the BUYER and its Affiliated Companies from and against any and all costs, damages or expenses whatsoever incurred by the BUYER and its Affiliated Companies in respect of any claims, demands, proceedings or causes of action arising from such death, injury, illness, loss or damage.

9.3  Except as expressly provided in this Agreement the BUYER shall forego all claims against the SELLER and its Affiliated Companies for and shall hold harmless and indemnify the SELLER and its Affiliated Companies against any and all liability in respect of any of the following insofar as caused by or arising in the course of performance or purported performance of this Agreement (whether or not involving the negligent act or omission of the Sellers, their directors or other officers, employees, agents, contractors or sub-contractors) namely:

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(a)	any death, injury or illness of any officer, employee, agent, contractor, sub-contractor or customer of the Buyer;

(b)	any physical loss or damage to the facilities of the BUYER or its customers (and any loss including consequential losses associated with or arising from such loss or damage); or

(c)	any death, injury or illness of any third party or damage to the property of any third party occurring on or as a result of an accident involving any of the BUYER’s facilities, products or services;

BUYER shall hold harmless and indemnify the SELLER and its Affiliated Companies from and against any and all costs, damages, legal fees liabilities or expenses whatsoever incurred by the SELLER and its Affiliated Companies in respect of any claims, demands, proceedings or causes of action arising from such death, injury, illness, loss or damage.

9.3a. To secure its obligations under Sec. 9.3, BUYER shall, not later than thirty (30) days prior to the installation of the Additional Facilities and the commencement of its operations, obtain an insurance policy from a reputable and creditworthy insurance company, such as an insurance company as per the list in Annex 4 or another insurance company acceptable to SELLER, in an amount not less than the value of the maximum volume of Natural Gas that may be stored at BUYER’s facilities at any given time.

SELLER shall have a right to recover on the insurance policy, bond or guarantee obtained by BUYER for any and all costs, damages, legal fees, liabilities or expenses whatsoever incurred by the SELLER and its Affiliated Companies in respect of any claims, demands, proceedings or causes of action arising from death, injury, illness, loss or damage occurring on or as a result of an accident involving any of the BUYER’s facilities, products or services.

9.4. None of the preceding provisions of this Section 9 shall:

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(a)	prevent or restrict any Party from bringing a claim which it would otherwise be entitled to bring against the other Party arising out of gross negligence or wilful misconduct of that other Party; or

(b)	prevent or restrict any Party from making any charge or recovery or claiming any relief which it is expressly entitled to make or claim under any other provision of this Agreement.

9.5 No Party shall owe or incur any liability whatsoever to another Party howsoever arising whether in contract or tort (including through negligence or otherwise) except in respect of any breach of any obligation, warranty or covenant contained herein subject to the limitations expressly provided for herein.

9.6 Except as expressly provided in this Agreement no Party shall owe or incur any liability whatsoever to another Party for any loss of contract, business opportunity, profits, production, revenue or interest payable or any other consequential loss of a similar nature howsoever caused, arising out of or in connection with this Agreement and whether or not foreseeable at the date of this Agreement irrespective of whether such loss is caused or contributed to by the negligence of another Party or by any other act, omission or breach of this Agreement by another Party.

9.7  Knowledge of the condition and estimated remaining life of the Reservoir and the Delivery Facilities

Any provision of this Agreement to the contrary notwithstanding and for the avoidance of doubt, BUYER hereby warrants and represents that it is fully aware of the condition of the Reservoir, the quality of the Natural Gas and its estimated remaining life and the condition of the Delivery Facilities based on its own conduct of due diligence and the information provided by the SELLER. BUYER therefore hereby unconditionally and irrevocably holds the SELLER, its stockholders, directors, officers, employees and representatives from any and all claims, liability, suits, proceedings or actions arising from, or in connection with, directly or indirectly, the quality of the Natural Gas and depletion of the Reservoir.

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10. ASSIGNMENT

10.1. No Party shall be entitled to assign or transfer its respective rights and obligations arising under this Agreement without the consent in writing of the other Party provided that such consent shall not be unreasonably withheld if the Party who wishes to assign or transfer has demonstrated to the reasonable satisfaction of the other Party that the proposed assignee has adequate financial, technical and legal ability to observe and perform the obligations to be assigned. The assigning Party shall remain liable under this Agreement until the assigning Party or its assignee demonstrates to the reasonable satisfaction of the other Parties that the assignee has the abilities to perform the obligations of the assigning Party under this Agreement. Upon assignment and transfer of a Party’s rights and obligations to its assignee in accordance with this Section 10, the assigning Party shall no longer be part of the Agreement and shall no longer be liable according to the same.

10.2. No Party shall be bound by an assignment or transfer by another Party of its rights and obligations under this Agreement unless the conditions set out in Section 10.1, as applicable, have been met and until the assignee has confirmed in writing to the other Party that it will exercise the rights and faithfully observe and perform the obligations assigned to it strictly in accordance with the terms of this Agreement.

11. DISPUTE RESOLUTION

SELLER and BUYER recognize that circumstances may arise with respect to the terms and conditions in the implementation of this Agreement that could not have been foreseen at the time this Agreement was entered into. Both Parties agree that they will exert their best efforts to solve any problem amicably in the spirit of mutual understanding and cooperation so that no Party shall be unduly prejudiced or benefited on account of unforeseen supervening circumstances or events.

In the event that a dispute occurs, the Parties shall endeavor to reach an amicable understanding. However, in the event of a dispute arising from or related to this Agreement which cannot be settled amicably, such dispute shall be resolved through arbitration under the Alternative Dispute Resolution Act of 2004 (Republic Act No. 9285) and the Arbitration Law (Republic Act No. 876) upon notice (the “Notice of Arbitration”) by one Party (the “Claimant”) on another (the “Respondent”).

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The arbitration shall be conducted by three (3) arbitrators. Each Party in such dispute shall appoint one (1) arbitrator, and the two arbitrators so nominated shall appoint the third arbitrator who shall be the presiding arbitrator of the tribunal.

If any arbitrator is not appointed as provided above within thirty (30) days after receipt of the Notice of Arbitration by the Respondent, then such arbitrator shall be appointed by the National President of the Integrated Bar of the Philippines (IBP) or his duly authorized representative pursuant to Section 26 of the Alternative Dispute Resolution Act of 2004 (Republic Act No. 9285). If within thirty (30) days after the appointment of the second arbitrator the two arbitrators have not agreed on the choice of the presiding arbitrator, the presiding arbitrator shall likewise be appointed by the National President of the IBP or his duly authorized representative. If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds

In accordance with 19 below, the arbitrators shall apply Philippine Law in construing this Agreement and determining the rights, obligations and liabilities (if any) of the Parties. The arbitration shall be conducted in the English language and the place of arbitration shall be Metro Manila, Philippines.

12.	LICENSES AND AUTHORIZATIONS

The effectivity and validity of this Agreement is conditioned upon Parties’ securing all necessary corporate and Government, approvals, consents, permits and licenses to pursue its obligations under this Agreement including the approval of the DOE.

13. ENTIRE AGREEMENT

This Agreement together with Annexes 1, 2, 3 and 4 constitute the entire agreement between the Parties in respect of its subject matter and supersedes and renders without force and effect any agreements, contracts, representations and understandings, oral or written, made prior to or at the signing of this Agreement.

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14. NO PARTNERSHIP

Nothing in this Agreement shall be deemed to constitute a partnership, association or trust between any of the Parties or to appoint any Party the agent of any other Party for any purpose, or cause a Party to be responsible for the debts of another Party.

15. SUCCESSORS AND ASSIGNEES

This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assignees.

16. AMENDMENT

This Agreement may not be amended except by an agreement in writing referencing this Agreement and executed by duly authorised representatives of all Parties. Minutes of meetings shall not constitute an agreement in writing to amend this Agreement.

17. NON-WAIVER

None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing by the party exercising such waiver. The failure of either Party to insist, in any one or more instances, upon a strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future but the same shall continue and remain in full force and effect.

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18.  SEPARABILITY

If any part or parts of this Agreement shall be declared invalid by competent courts, the other parts hereof not affected or impaired thereby shall continue to be in full force and effect.

19. GOVERNING LAW

This Agreement shall be exclusively governed by and construed in accordance with the law of the Republic of the Philippines.

20.	COUNTERPART EXECUTION

This agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument. If the Agreement is executed on different dates, the Agreement Date shall mean the latest date in the chronological order of execution.

IN WITNESS whereof the Parties hereto have set their hands this _ day of July, 2008 at _____________________________________.

PNOC EXPLORATION CORPORATION	ENERGTEK PRODUCTS LTD
/s/ Rafael E. Del Pilar	/s/ Lev Zaidenberg
RAFAEL E. DEL PILAR	LEV ZAIDENBERG
President and CEO	President and CEO
Date: July 16, 2008-07-21 Place: Taguig City, Philippines	Date: July 21, 2008 Place: Petah Tikva, Israel

SIGNED IN THE PRESENCE OF

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